Exhibit 99.1
                            Joint Filing Agreement

3V Capital Management LLC, a Delaware limited liability company; 3V Capital Master Fund, Ltd., a British Virgin Islands business company; and Scott A. Stagg and Gary Katcher, each an individual, hereby agree to file jointly the statement on Schedule 13D to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of each of the parties hereto.

Date:  April 25, 2007

3V Capital Management LLC

/s/ Scott A. Stagg
-----------------------------
By:  Scott A. Stagg
Title:  Managing Member


3V Capital Master Fund, Ltd.

/s/ Scott A. Stagg
-----------------------------
By: Scott A. Stagg
Title:  Director



/s/ Scott A. Stagg
-----------------------------
Scott A. Stagg, an individual



/s/ Gary Katcher
-----------------------------
Gary Katcher, an individual